Exhibit 99.1

Fortrea to Add Erin L. Russell to Board of Directors

Fortrea and Starboard enter into Cooperation Agreement

DURHAM, N.C., February 21, 2025 — Fortrea (Nasdaq: FTRE), a leading global contract research organization (CRO), today announced that it will appoint Erin L. Russell, a financial and healthcare executive, as a new independent member of the Company’s Board of Directors (the “Board”) effective immediately prior to the next regularly scheduled meeting of the Board. Ms. Russell is being appointed in connection with a cooperation agreement (the “Agreement”) between Fortrea and Starboard Value LP (together with its affiliates, “Starboard”), an investment firm that owns approximately 5.4% of the Company’s outstanding common stock.

“We are pleased to have reached a constructive agreement with Starboard, and we appreciate its ongoing engagement and helpful input,” said Tom Pike, chairman and CEO, Fortrea. “We believe this agreement is in the best interests of Fortrea and all our stakeholders. Erin brings valuable experience to the Board, and we look forward to working with her.”

“We appreciate the collaborative and constructive dialogue we have had with the Board and management of Fortrea,” said Jeff Smith, CEO and chief investment officer, Starboard. “We believe Erin will bring her deep expertise and unique views in order to help Fortrea drive further financial improvements and maximize value for all shareholders.”

Ms. Russell brings extensive experience in finance and healthcare to the position, having served in executive and board roles. She was recently appointed to serve on the board of Modivcare (Nasdaq: MODV) and also serves on the boards of eHealth, Inc. (Nasdaq: EHTH) and Kadant Inc. (NYSE: KAI). Her previous board experience in the healthcare sector includes Tivity Health Inc. (formerly traded on Nasdaq: TVTY), DeVilbiss Healthcare LLC, DynaVox Inc. and 21st Century Oncology Inc. Ms. Russell spent 16 years as a principal of Vestar Capital Partners, L.P., a leading private equity firm. Ms. Russell holds a bachelor’s degree in accounting from McIntire School of Commerce at the University of Virginia and a Master of Business Administration from Harvard Business School.

Pursuant to the Agreement, Starboard has agreed to a customary standstill, voting agreement and other provisions. Starboard also has a right under the Agreement to appoint a Starboard representative to the Board in certain circumstances beginning in August 2025. Additional information will be filed in a Form 8-K with the Securities and Exchange Commission.

Barclays is serving as financial advisor. White & Case LLP and Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP are serving as legal counsel to Fortrea. Olshan Frome Wolosky LLP is serving as legal counsel to Starboard.

About Fortrea

Fortrea (Nasdaq: FTRE) is a leading global provider of clinical development solutions to the life sciences industry. We partner with emerging and large biopharmaceutical, biotechnology, medical device and diagnostic companies to drive healthcare innovation that accelerates life changing therapies to patients. Fortrea provides phase I-IV clinical trial management, clinical pharmacology and consulting services. Fortrea’s solutions leverage three decades of experience spanning more than 20 therapeutic areas, a passion for scientific rigor, exceptional insights and a strong investigator site network. Our talented and diverse team working in about 100 countries is scaled to deliver focused and agile solutions to customers globally. Learn more about how Fortrea is becoming a transformative force from pipeline to patient at Fortrea.com and follow us on LinkedIn and X (formerly Twitter).

About Starboard Value LP

Starboard Value LP is an investment adviser with a focused and fundamental approach to investing in publicly traded companies. Starboard seeks to invest in deeply undervalued companies and actively engage with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “guidance,” “expect,” “assume,” “anticipate,” “intend,” “plan,” “forecast,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words that are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from the Company’s expectations due to a number of factors, including, but not limited to, the following: the Company’s ability to successfully implement the Company’s business strategies and execute the Company’s long-term value creation strategy; risks and expenses associated with the Company’s international operations and currency fluctuations; the Company’s customer or therapeutic area concentrations; any further deterioration in the macroeconomic environment, which could lead to defaults or cancellations by the Company’s customers; the risk that the Company’s backlog and net new business may not be indicative of the Company’s future revenues and that the Company might not realize all of the anticipated future revenue reflected in the Company’s backlog; the Company’s ability to generate sufficient net new business awards, or if net new business awards are delayed, terminated, reduced in scope, or fail to go to contract; if the Company underprices its contracts, overruns its cost estimates, or fails to receive approval for, or experiences delays in documentation of change orders; and other factors described from time to time in documents that the Company files with the SEC. For a further discussion of the risks relating to the Company’s business, see the “Risk Factors” Section of the Company’s Annual Report on Form 10-K for the year ended December 31. 2023, as filed with the Securities and Exchange Commission (the “SEC”), as such factors may be amended or updated from time to time in the Company’s subsequent periodic and other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. All forward-looking statements are made only as of the date of this release and the Company does not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect future events or developments.

Fortrea Contacts:

Hima Inguva (Investors) – 877-495-0816, hima.inguva@fortrea.com

Sue Zaranek (Media) – 919-943-5422, media@fortrea.com

Kate Dillon (Media) – 646-818-9115, kdillon@prosek.com